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                                                                  EXHIBIT 10.19



RYDER SYSTEM, INC.
3600 NW 82 Avenue
Miami, Florida 33166



                                                                   RYDER (LOGO)


April 9, 1993


Mr. James Ernest Riddle
44 Drayton Gardens
London SW 10-9SB, England

Dear Ernie:

As we discussed, the purpose of this letter is to set out the terms of your employment as Senior Vice President-Marketing & Sales, Commercial Leasing & Services Division, and to modify the terms of the Company's Change of Control Severance Agreement and Severance Agreement, each dated December 14, 1992 (collectively, the "Severance Agreements"), which are included herein for your signature. As such, this letter supercedes your offer of employment letter dated October 26, 1992.

As agreed, this position has an annual base salary of $260,000. Your payroll start date was December 14, 1992, at which time you were paid a $200,000 sign-on bonus.

The incentive plan for this level of management (Level 16) currently provides for an annual bonus with a maximum potential of 100% of base salary. This bonus is based on individual and company performance according to the Ryder incentive compensation program applicable to the Division, and is paid in February of each year for the preceding year, subject to the approval of the Board of Directors each year.

Notwithstanding the above, for the years 1993 and 1994 only, you will receive a minimum combined base salary and bonus guarantee of $400,000 for each year, so
long as you are an employee in good standing at the time of payment.   In
addition, for the years 1993 and 1994, you will receive stock options for 15,000 shares for each year, so long as you are an employee in good standing at the time of grant. Thereafter, as with any other executive, your eligibility for stock options will be subject to the administration of the stock option plan by the Board of Directors.

This position currently includes the following perquisites: use of a company car (including fuel, maintenance and insurance); use of the company's membership in the Doral Country Club; a cash perquisite allowance of $5,000 per year, grossed up for taxes; tax preparation and financial planning allowance of up to $6,000 per year; and a




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Mr. James Ernest Riddle
April 9, 1993
Page 2



split dollar life insurance policy (retirement supplement) of $50,000. The perquisites offered to officers of the Division are subject to change at the discretion of the Board of Directors.

You are eligible for Ryder's transferred employee relocation package which includes a third party buy-out program for your residence and temporary living expenses for up to four months from your starting date. You are also entitled to those benefits currently offered to all Ryder employees, which are summarized in the enclosed package. In addition, you will be eligible for a pension in accordance with the provisions of the Ryder System, Inc. Retirement Plan and retiree medical coverage at age 55 with five years of service.

In recognition of the reduced pension you incurred upon leaving Xerox before age 55, Ryder will contribute the sum of $100,000 per year for twelve years to a retirement supplement fund for your benefit according to the attached schedule. This fund will not accrue interest, however, the fund will immediately vest for the cumulative balance should you leave the Company voluntarily, with an accelerated fund balance should you leave the Company involuntarily. For example, if you voluntarily terminate your employment after two years, according to the attached schedule you will be entitled to the $200,000 balance contributed to the fund. If you are involuntarily terminated after two years, you will be entitled to a $600,000 fund balance, as illustrated. In either event, the Company would be relieved of its obligations to make any further contributions to the fund.

As you know, the company's Severance Agreements provide for severance benefits in the case of an involuntary termination. These severance benefits are related to the management level of the executive and generally increase in value as the executive's management level increases. In consideration of the Company's accelerated contribution to your retirement supplement fund in the case of an involuntary termination, you agree that, in the event you are promoted above your current management level (Mgmt. Level 16), you will receive either (i) any increase in severance benefits accruing to your new management level pursuant to a Severance Agreement or (ii) your "involuntary separation benefit", as illustrated on the attached schedule, whichever is greater. In other words, in the event your "involuntary separation benefit" is greater than the value of the increase in severance benefits pursuant to a Severance Agreement, you will receive the accelerated fund balance in the retirement supplement fund and your severance benefits pursuant to a Severance Agreement will be limited to the benefits of your current management level.





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Mr. James Ernest Riddle
April 9, 1993
Page 3



In the event the increase in severance benefits pursuant to a Severance Agreement is greater than your "involuntary separation benefit", you will receive the severance benefits pursuant to a Severance Agreement according to your then-current management level and your fund balance in the retirement supplement fund will be determined without acceleration.

In order to amend the Severance Agreements to give effect to the foregoing, you agree that you will not be entitled to the Mgmt. Level 19 or above Severance Period contained in Section 3(f) of the Change of Control Severance Agreement, the Mgmt. Level 19 or above salary multiple described in Section 4(a)(iii)(I)(b) of the Change of Control Severance Agreement or the Mgmt. Level 19 or above Severance Period contained in Section 3(e) of the Severance Agreement, even though your management level may be Level 19 or above at the time these determinations are made, it being understood that you would be limited to the benefits of Mgmt. Level 16. Provided, that, in the event your management level is Level 19 or above at the time any of these determinations is made and the increase in benefits that would accrue to you as a Level 19 would be greater than your "involuntary separation benefit", you shall be entitled to the Level 19 benefits and the fund balance in the retirement supplement fund will be determined without acceleration, i.e., as if your termination was voluntary. You also agree that you will not be entitled to the Bonus Multiple contained in Section 4(a)(iii)(I)(c) of the Severance Agreements even though your management level may be Level 17 or above at the time a determination is made, provided, however, that if the Bonus Multiple would be greater than your "involuntary separation benefit", you shall be entitled to the Bonus Multiple and the retirement supplement fund will be determined without acceleration, i.e., as if your termination was voluntary.

As further consideration for your agreement to these changes, the Company agrees to waive the twelve-month employment provision of Section 4(c) of the Severance Agreement so that you will be immediately eligible for the benefits contained in the Severance Agreement.

Although this letter describes matters relating to your employment by Ryder, it is expressly understood and agreed that this letter is not and is not meant to be construed as a contract of employment.





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Mr. James Ernest Riddle
April 9, 1993
Page 4



If this letter accurately reflects the matters we have discussed, including the changes to the Severance Agreements, please indicate your agreement by signing the enclosed copy of this letter and returning it to me together with two executed copies of each of the Severance Agreements, retaining one copy of each Agreement for your files.

Sincerely,



----------------------
C. Robert Campbell
Executive Vice President - Human Resources and Administration


Accepted and Agreed



-----------------------
James Ernest Riddle

CRC/eh
Enclosures





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                                  J. E. RIDDLE
                           RETIREMENT SUPPLEMENT FUND
                                    $(000)s


                                              A                      B                         B - A

                                         RETIREMENT              RETIREMENT
                                         SUPPLEMENT              SUPPLEMENT
                                          BALANCE                 BALANCE                    INVOLUNTARY
                                         VOLUNTARY               INVOLUNTARY                 SEPARATION
          YEAR                          TERMINATION              TERMINATION                  BENEFIT
          ----                          ------------              -----------                 -------
          1993                              100                       400                        300

          1994                              200                       600                        400

          1995                              300                       700                        400

          1996                              400                       800                        400

          1997                              500                       900                        400

          1998                              600                      1,000                       400

          1999                              700                      1,000                       300

          2000                              800                      1,000                       200

          2001                              900                      1,000                       100

          2002                             1,000                     1,000                        -

          2003                             1,100                     1,100                        -

          2004                             1,200                     1,200                        -



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